Exhibit 99.1

Regional Management Corp. Enters Into $75 Million Automobile-Backed Amortizing Credit Agreement

Greenville, South Carolina – December 14, 2015 – Regional Management Corp. (NYSE: RM), a diversified specialty consumer finance company, announced today that it and its wholly-owned subsidiary, Regional Management Receivables, LLC (“RMR”), have entered into a credit agreement with Wells Fargo Bank, N.A., as lender, providing for a $75 million amortizing loan to RMR. The loan is secured by automobile receivables originated by Regional Management subsidiaries. RMR, as borrower under the facility, will pay interest of 3.00% per annum on the loan balance from the closing date until the date the loan balance has been fully repaid.

“We are pleased to announce this new credit agreement, which provides us with additional funding capacity at an attractive fixed rate, thus presenting us with further opportunity to grow our business,” said Michael R. Dunn, Chief Executive Officer of Regional Management Corp. “In addition, the structure and processes we have put in place for this credit agreement pave the way for us to close a public securitization in the future if the conditions are desirable. Overall, the new agreement enhances our financial position as we continue to focus on building a profitable and well-managed business for the long term.”

Under the credit agreement, Regional Management will act as servicer of the automobile receivables securing the facility, and certain of Regional Management’s subsidiaries will act as subservicers. Wells Fargo Bank, N.A. will also act as collateral custodian and backup servicer for the facility, and Wells Fargo Securities, LLC will act as administrative agent for the lender. The principal of the loan is payable in installments on each payment date, unless Regional Management exercises its right to prepay the loan. The credit agreement terminates in December 2022. Regional Management used the loan to pay down a portion of its senior revolving credit facility.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent Regional Management Corp.’s expectations or beliefs concerning future events. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, the following: the continuation or worsening of adverse conditions in the global and domestic credit markets and uncertainties regarding, or the impact of, governmental responses to those conditions; changes in interest rates; risks related to acquisitions; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including repayment risks and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; recently-enacted or proposed legislation; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in operating and administrative expenses; and the departure, transition or replacement of key personnel. Such factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not and is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified specialty consumer finance company providing a broad array of loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies and other traditional lenders. Regional Management began operations in 1987 with four branches in South Carolina and has since expanded its branch network across South Carolina, Texas, North Carolina, Tennessee, Alabama, Oklahoma, New Mexico and Georgia. Each of its loan products is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments and is repayable at any time without penalty. Regional Management’s loans are sourced through its multiple channel platform, including in its branches, through direct mail campaigns, independent and franchise automobile dealerships, online credit application networks, retailers and its consumer website. For more information, please visit http://www.RegionalManagement.com.

Contact:

Investor Relations

Garrett Edson, (203) 682-8331